[LOGO] FIRST BANCORP
                                  News Release

For Immediate Release:                                     For More Information,
October 25, 2005                                        Contact: James H. Garner
                                                                    910-576-6171


                   First Bancorp Reports Third Quarter Results


      TROY, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced a net loss today of $691,000, or $0.05 per diluted share, for the three months ended September 30, 2005. As discussed below, during the third quarter of 2005 the Company recorded a contingency loss accrual related to income tax exposure amounting to $6,320,000 (after-tax), or $0.44 per diluted share, that is included in the Company's income tax expense for the three and nine months ended September 30, 2005. Excluding this accrual, the Company's pro forma earnings for the third quarter of 2005 amounted to $5,629,000, or $0.39 per diluted share, an 8.3% increase over the earnings of $5,197,000, or $0.36 per diluted share, recorded in the third quarter of 2004. The Company's pretax income of $8,955,000 for the third quarter of 2005 increased 12.3% over the third quarter of 2004.

      For the nine months ended September 30, 2005, the Company reported net income of $8,677,000, or $0.60 per diluted share, compared to $14,803,000, or $1.03 per diluted share, reported for the comparable period in 2004. The decline in earnings for 2005 is attributable to the aforementioned contingency loss accrual. Pretax income for the nine months ended September 30, 2005 amounted to $24,269,000, a 7.1% increase from 2004. Pretax income for the nine months ended September 30, 2005 was negatively impacted by several items of noninterest expense that were not incurred in the comparable period of 2004 and are discussed below.

      During the third quarter of 2005, the Company recorded a contingency tax loss accrual amounting to $6,320,000, or $0.44 per diluted share, net of the federal tax benefit. As previously reported, the Company is currently undergoing a tax audit by the North Carolina Department of Revenue. Although the Company has not received any assessment at this time, the Company concluded that applicable accounting standards required that a loss be accrued in the third quarter to reserve for an operating structure involving a real estate investment trust (REIT) that resulted in a reduction of the Company's state tax liability. The North Carolina Department of Revenue has indicated that it will challenge the tax benefits that the Company received as a result of the REIT structure. This operating structure was established based on consultations with the Company's tax advisors, and the Company believes its state tax returns complied with the relevant North Carolina tax statutes. Therefore, the Company will devote all reasonable resources to minimize any ultimate liability. The Company does not believe that there is any additional exposure related to this item beyond the amount of the accrual other than ongoing interest on the unpaid taxes amounting to $48,000 per quarter (after-tax). The aspects of the Company's REIT operating structure that have been questioned by the State of North Carolina were discontinued as of January 1, 2005, and thus the Company's effective tax rate for 2005 of approximately 38%-39%, excluding the special third quarter accrual, is expected to be indicative of future periods.

      Total assets at September 30, 2005 amounted to $1.76 billion, 9.2% higher than a year earlier. Total loans at September 30, 2005 amounted to $1.45 billion, an 8.1% increase from a year earlier, and total deposits amounted to $1.48 billion at September 30, 2005, an 11.6% increase from a year earlier.

      The growth in loans and deposits was the primary reason for the increases in the Company's net interest income when comparing the three and nine month periods in 2005 to the comparable periods of 2004. Net interest income for the third quarter of 2005 amounted to $17.4 million, an 11.7% increase over the $15.5 million recorded in the third quarter of 2004. Net interest income for the nine months ended September 30, 2005 amounted to $50.6 million, a 12.1% increase over the $45.2 million recorded in the same nine month period in 2004.

      The Company's net interest margins (tax-equivalent net interest income divided by average earning assets) realized for the three and nine month periods ended September 30, 2005 were slightly higher than the net interest margins realized for the comparable periods in 2004. The Company's net interest margin for the third quarter of 2005 was 4.32% compared to 4.28% for the third quarter of 2004. The Company's net interest margin for the first nine months of 2005 was 4.32% compared to 4.30% for the same nine months of 2004. The positive impact of the rising interest rate environment on the Company's net interest margin has been largely offset by the mix of the Company's deposit growth being more concentrated in the categories of time deposits and time deposits greater than $100,000, the Company's highest cost categories of deposits.

      The provision for loan losses recorded by the Company for the three and nine months ended September 30, 2005 did not vary significantly from the comparable periods in 2004, amounting to $690,000 in the third quarter of 2005 compared to $770,000 in the third quarter of 2004, and $2,115,000 for the first nine months of 2005 compared to $2,080,000 for the first nine months of 2004. The Company's ratios of annualized net charge-offs to average loans were 12 basis points and 9 basis points for the three and nine month periods ended September 30, 2005, respectively, compared to 22 basis points and 14 basis points for the same three and nine month periods in 2004, respectively. The Company's level of nonperforming assets to total assets was 0.31% at September 30, 2005 compared to 0.34% a year earlier.

      Noninterest income amounted to $3,779,000 for the third quarter of 2005, a 12.0% decrease from $4,296,000 recorded in the third quarter of 2004. Noninterest income for the nine months ended September 30, 2005 amounted to $11,201,000, a decrease of 6.7% from the $12,001,000 recorded in the first nine months of 2004. The decreases for both periods in 2005 compared to 2004 were partly a result of lower service charges on deposit accounts. Service charges on deposit accounts have decreased primarily as a result of the negative impact that higher short term interest rates have on the service charges that the Company earns from its commercial depositors - in the Company's commercial account service charge rate structure, commercial depositors are given "earnings credits" (negatively impacting service charges) on their average deposit balances that are tied to short term interest rates. Also, in 2005 the Company has recorded significantly lower "securities gains" and "other gains" compared to 2004. For the three months ended September 30, 2005, the Company recorded a combined net loss of $116,000 for these two line items compared to a net gain of $451,000 for the third quarter of 2004, a negative change of $567,000. For the nine months ended September 30, 2005, the Company recorded a combined net loss of $173,000 for these two line items compared to a net gain of $557,000 in 2004, a negative change of $730,000.

      Noninterest expenses amounted to $11.5 million in the third quarter of 2005, a 3.6% increase over the $11.1 million recorded in the third quarter of 2004. Noninterest expenses for the nine months ended September 30, 2005 amounted to $35.5 million, a 9.4% increase from the $32.4 million recorded in the first nine months of 2004. The increase in noninterest expenses is primarily attributable to costs associated with the Company's overall growth in loans, deposits and branch network. Noninterest expenses for the nine months ended September 30, 2005 were also impacted by the following expenses: (i) immediately vested post-retirement benefits granted to the Company's CEO totaling $196,000 granted in the second quarter of 2005, (ii) higher external Sarbanes-Oxley costs, which have amounted to $600,000 through September 30, 2005 compared to $74,000 for the first nine months of 2004, and (iii) public relation expenses of $123,000 incurred in the second quarter of 2005 associated with the Company's sponsorship of the 2005 U.S. Open Golf Tournament that was held in the Company's largest market - Moore County, North Carolina.

      The  Company's  income tax  expense  for the three and nine  months  ended
September 30, 2005 includes the previously discussed contingency accrual of $6,320,000. Excluding this accrual, the Company's effective tax rate in 2005 has generally been 38%-39% compared to approximately 34%-35% in 2004. The higher effective tax rate in 2005 compared to 2004 is the result of the Company discontinuing, effective January 1, 2005, the operating structure involving a real estate investment trust (REIT) that gave rise to this quarter's contingency tax accrual. The Company expects its effective tax rate to continue to be in the 38-39% range for the foreseeable future.

      James H. Garner, President and CEO of First Bancorp, commented on today's earnings report, "Based on consultations with our tax advisors, we structured the Company in a way to minimize tax liabilities. We believe that our tax returns were filed in compliance with the tax regulations, however the North Carolina Department of Revenue disagrees. We felt the proper and prudent course of action for our company at this time was to record a loss reserve for this issue."

      "There are far too many positive things happening in our company to let this become a distraction," added Mr. Garner. "The fundamentals of our business continue to be excellent, with good loan and deposit growth, a stable interest margin, and sound asset quality."

      Mr. Garner also noted the following corporate developments:

            o On September 13, 2005, the Company reported that Jerry L. Ocheltree had been named the President of First Bank, the Company's principal subsidiary. James H. Garner had previously served as both President and Chief Executive Officer of First Bank, and Mr. Garner remains as Chief Executive Officer of the bank, as well as President and Chief Executive Officer of First Bancorp.

            o The Company has recently completed the construction of a new branch in Thomasville located in the Liberty Square Shopping Center, which will complement the existing branch in Thomasville and is expected to open for business on November 7, 2005.

            o The Company has filed for regulatory approval to open a loan production office in Mooresville. The office is expected to open in November 2005 and will be located in the Mooresville Plaza Shopping Center.

            o In October, the Company opened for business in a newly constructed building in north Asheboro located at 1724 North Fayetteville Street. This new facility replaced the previous north Asheboro branch that was located approximately one mile away at 2005 North Fayetteville Street.

            o In August, the Company opened for business in two newly constructed branches located in Anderson Creek and Salisbury that replaced existing facilities in those towns. The new Anderson Creek facility is located across the street from its current location, while the new Salisbury facility is on the same lot as the previous branch facility located at the corner of Jake Alexander Boulevard and Old Concord Road.

            o The Company is currently constructing new buildings in Angier, Mayodan, and Sanford that will replace existing branches. The new Angier branch, which is expected to open in the first quarter of 2006, is being constructed at 415 North Raleigh Street and will replace the existing location at 20 North Broad Street. The new Mayodan facility is being constructed on the same lot as the existing branch and is expected to open in the second quarter of 2006. The new Sanford location, which is expected to open in the second quarter of 2006, is being constructed on Spring Lane next to Applebee's and is replacing the nearby branch located in the Spring Lane Galleria.

            o On August 23, 2005, the Company announced a quarterly dividend increase to 18 cents per share (from 17 cents per share) payable on October 25, 2005 to shareholders of record on September 30, 2005.

            o There was no stock repurchase activity during the first nine months of 2005.


      The first paragraph of this press release presents net income and diluted earnings per share for the third quarter of 2005 on both a basis consistent with generally accepted accounting principles (GAAP) and on a pro forma non-GAAP basis. The Company believes the presentation of the non-GAAP pro forma net income and non-GAAP diluted earnings per share amounts provide useful information to investors regarding the Company's results of operations because of the expected nonrecurring nature of the only adjustment made to GAAP net income and GAAP diluted earnings per share, the aforementioned contingency tax loss amounting to $6,320,000. The following tables are quantitative reconciliations of non-GAAP net income and non-GAAP diluted earnings per share to the most directly comparable financial measure presented in accordance with GAAP, which is GAAP net income and GAAP diluted earnings per share, respectively:

                                                   For the Three Months
                                                 Ended September 30, 2005
                                               ----------------------------
                                               ($ in thousands - unaudited)
     Net income (loss), GAAP                            $    (691)
     Add:  Contingency tax loss accrual, net of tax         6,320
                                                        ---------
     Net income, pro forma                              $   5,629
                                                        =========

                                                   For the Three Months
                                                 Ended September 30, 2005
                                                 ------------------------
                                                        (unaudited)
     Diluted earnings (loss) per share, GAAP            $   (0.05)
     Add:  Contingency tax loss accrual, net of tax          0.44
                                                        ---------
     Diluted earnings per share, pro forma              $    0.39
                                                        =========

      First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.8 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 60 branch offices, with 54 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. The Company also has a loan production office in Blacksburg, Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.

      Please visit our website at www.firstbancorp.com. For additional financial data, please see the attached Financial Summary.

      This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company's customers, the Company's level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.

==================================================================================
                         First Bancorp and Subsidiaries
                                Financial Summary
==================================================================================

                                                    Three Months Ended
                                                      September 30,
                                                  --------------------    Percent
($ in thousands except per share data - unaudited)   2005       2004       Change
==================================================================================
INCOME STATEMENT

Interest income
---------------
   Interest and fees on loans                     $ 24,240      19,321
   Interest on investment securities                 1,429       1,290
   Other interest income                               398         123
                                                  --------    --------
      Total interest income                         26,067      20,734      25.7%
                                                  --------    --------
Interest expense
----------------
   Interest on deposits                              7,589       4,277
   Other, primarily borrowings                       1,126         916
                                                  --------    --------
      Total interest expense                         8,715       5,193      67.8%
                                                  --------    --------
        Net interest income                         17,352      15,541      11.7%
Provision for loan losses                              690         770     (10.4%)
                                                  --------    --------
Net interest income after provision
      for loan losses                               16,662      14,771      12.8%
                                                  --------    --------
Noninterest income
------------------
   Service charges on deposit accounts               2,180       2,325
   Other service charges, commissions, and fees        961         809
   Fees from presold mortgages                         328         220
   Commissions from financial product sales            388         387
   Data processing fees                                 38         104
   Securities gains                                     --         100
   Other gains (losses)                               (116)        351
                                                  --------    --------
      Total noninterest income                       3,779       4,296     (12.0%)
                                                  --------    --------
Noninterest expenses
--------------------
   Personnel expense                                 6,809       6,524
   Occupancy and equipment expense                   1,541       1,421
   Intangibles amortization                             71          95
   Other operating expenses                          3,065       3,052
                                                  --------    --------
      Total noninterest expenses                    11,486      11,092       3.6%
                                                  --------    --------
Income before income taxes                           8,955       7,975      12.3%
Income taxes                                         9,646       2,778     247.2%
                                                  --------    --------
Net income (loss)                                 $   (691)      5,197    (113.3%)
                                                  ========    ========

Earnings (loss) per share - basic                 $  (0.05)       0.37    (113.5%)
Earnings (loss) per share - diluted                  (0.05)       0.36    (113.9%)

ADDITIONAL INCOME STATEMENT INFORMATION
---------------------------------------
   Net interest income, as reported               $ 17,352      15,541
   Tax-equivalent adjustment (1)                       111         118
                                                  --------    --------
   Net interest income, tax-equivalent            $ 17,463      15,659      11.5%
                                                  ========    ========

----------------------------------------------------------------------------------
(1)   This amount reflects the tax benefit that the Company  receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable  investments  due to their tax exempt status.  This amount has been  computed  assuming a 39% tax rate and is reduced by the  related nondeductible portion of interest expense.
==================================================================================

===================================================================================
                         First Bancorp and Subsidiaries
                           Financial Summary - Page 2
===================================================================================

                                                     Nine Months Ended
                                                        September 30,
                                                   ---------------------    Percent
($ in thousands except per share data - unaudited)   2005          2004      Change
===================================================================================
INCOME STATEMENT

Interest income
---------------
   Interest and fees on loans                      $ 68,331       55,516
   Interest on investment securities                  4,241        3,854
   Other interest income                              1,117          313
                                                   --------     --------
      Total interest income                          73,689       59,683      23.5%
                                                   --------     --------
Interest expense
----------------
   Interest on deposits                              19,979       12,275
   Other, primarily borrowings                        3,066        2,235
                                                   --------     --------
      Total interest expense                         23,045       14,510      58.8%
                                                   --------     --------
        Net interest income                          50,644       45,173      12.1%
Provision for loan losses                             2,115        2,080       1.7%
                                                   --------     --------
Net interest income after provision
      for loan losses                                48,529       43,093      12.6%
                                                   --------     --------
Noninterest income
------------------
   Service charges on deposit accounts                6,333        6,879
   Other service charges, commissions, and fees       2,950        2,499
   Fees from presold mortgages                          851          698
   Commissions from financial product sales             997        1,064
   Data processing fees                                 243          304
   Securities gains                                       2          288
   Other gains (losses)                                (175)         269
                                                   --------     --------
      Total noninterest income                       11,201       12,001      (6.7%)
                                                   --------     --------
Noninterest expenses
--------------------
   Personnel expense                                 20,879       19,061
   Occupancy and equipment expense                    4,466        4,285
   Intangibles amortization                             217          284
   Other operating expenses                           9,899        8,797
                                                   --------     --------
      Total noninterest expenses                     35,461       32,427       9.4%
                                                   --------     --------
Income before income taxes                           24,269       22,667       7.1%
Income taxes                                         15,592        7,864      98.3%
                                                   --------     --------
Net income                                         $  8,677       14,803     (41.4%)
                                                   ========     ========

Earnings per share - basic                         $   0.61         1.05     (41.9%)
Earnings per share - diluted                           0.60         1.03     (41.7%)

ADDITIONAL INCOME STATEMENT INFORMATION
---------------------------------------
   Net interest income, as reported                $ 50,644       45,173
   Tax-equivalent adjustment (1)                        335          360
                                                   --------     --------
   Net interest income, tax-equivalent             $ 50,979       45,533      12.0%
                                                   ========     ========

-----------------------------------------------------------------------------------
(1)   See  footnote  1  on  page  1  of  Financial  Summary  for  discussion  of tax-equivalent adjustments.
===================================================================================

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
==========================================================================================================
                                      First Bancorp and Subsidiaries
                                         Financial Summary - Page 3
==========================================================================================================

                                                        Three Months Ended          Nine Months Ended
                                                           September 30,               September 30,
                                                    --------------------------   -------------------------
PERFORMANCE RATIOS (annualized)                        2005           2004          2005           2004
                                                    ======================================================
Return on average assets                                 (0.16%)         1.32%         0.69%         1.30%
Return on average equity                                 (1.73%)        14.18%         7.49%        13.59%
Net interest margin - tax equivalent (1)                  4.32%          4.28%         4.32%         4.30%
Efficiency ratio - tax equivalent (1) (2)                54.07%         55.59%        57.03%        56.36%
Net charge-offs to average loans                          0.12%          0.22%         0.09%         0.14%
Nonperforming assets to total assets (period end)         0.31%          0.34%         0.31%         0.34%


SHARE DATA (3)
Cash dividends declared                             $     0.18     $     0.17    $     0.52    $     0.49
Stated book value                                        10.63          10.36         10.63         10.36
Tangible book value                                       7.16           6.79          7.16          6.79
Common shares outstanding at end of period          14,196,987     14,055,137    14,196,987    14,055,137
Weighted average shares outstanding - basic         14,186,887     14,112,489    14,150,527    14,163,210
Weighted average shares outstanding - diluted       14,186,887     14,335,860    14,353,169    14,407,085
Shareholders' equity to assets                            8.59%          9.04%         8.59%         9.04%

AVERAGE BALANCES (in thousands)
Total assets                                        $1,720,505     $1,563,548    $1,692,747    $1,524,394
Loans                                                1,433,874      1,320,391     1,408,736     1,276,713
Earning assets                                       1,604,383      1,453,879     1,578,131     1,414,187
Deposits                                             1,467,183      1,301,703     1,449,599     1,287,353
Interest-bearing liabilities                         1,365,959      1,249,440     1,348,685     1,215,372
Shareholders' equity                                   158,220        145,757       154,974       145,523

----------------------------------------------------------------------------------------------------------
(1)   See  footnote  1  on  page  1  of  Financial  Summary  for  discussion  of tax-equivalent adjustments.
(2)   Calculated by dividing  noninterest  expense by the sum of  tax-equivalent net interest income plus noninterest income.
(3)   Share data for September 30, 2004 has been adjusted to reflect the 3-for-2 stock split paid on November 15, 2004.
==========================================================================================================


TREND INFORMATION
($ in thousands except per share data)
                                                           For the Three Months Ended
                                                           --------------------------
                                          September 30,  June 30,   March 31,  December 31,  September 30,
INCOME STATEMENT                              2005         2005       2005         2004         2004
                                          -------------  --------   ---------  ------------  -------------
Net interest income - tax equivalent (1)    $ 17,463      17,118     16,398       16,233       15,659
Taxable equivalent adjustment (1)                111         111        113          116          118
Net interest income                           17,352      17,007     16,285       16,117       15,541
Provision for loan losses                        690         845        580          825          770
Noninterest income                             3,779       3,712      3,710        3,844        4,296
Noninterest expense                           11,486      12,260     11,715       11,271       11,092
Income before income taxes                     8,955       7,614      7,700        7,865        7,975
Income taxes                                   9,646       2,962      2,984        2,554        2,778
Net income                                      (691)      4,652      4,716        5,311        5,197

Earnings (loss) per share - basic (2)          (0.05)       0.33       0.33         0.38         0.37
Earnings (loss) per share - diluted (2)        (0.05)       0.32       0.33         0.37         0.36

----------------------------------------------------------------------------------------------------------
(1)   See  footnote  1  on  page  1  of  Financial  Summary  for  discussion  of tax-equivalent adjustments.
(2)   Share data for September 30, 2004 has been adjusted to reflect the 3-for-2 stock split paid on November 15, 2004.
==========================================================================================================

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
===============================================================================================================================
                                               First Bancorp and Subsidiaries
                                                 Financial Summary - Page 4
===============================================================================================================================

                                                   September 30,      June 30,       December 31,     September 30,   One Year
PERIOD END BALANCES (in thousands)                     2005             2005             2004            2004          Change
                                                    ----------       ----------       ----------       ----------    ----------
Assets                                              $1,758,034        1,738,597        1,638,913        1,610,174         9.2%
Securities                                             128,421          132,536          102,579          106,051        21.1%
Loans                                                1,446,185        1,425,856        1,367,053        1,337,583         8.1%
Allowance for loan losses                               15,879           15,622           14,717           14,351        10.6%
Intangible assets                                       49,300           49,373           49,330           50,199        (1.8%)
Deposits                                             1,475,528        1,470,880        1,388,768        1,322,625        11.6%
Borrowings                                             101,239          101,239           92,239          132,239       (23.4%)
Shareholders' equity                                   150,929          154,202          148,478          145,588         3.7%
===============================================================================================================================
                                                                               For the Three Months Ended
                                                                               --------------------------
                                                        September 30,    June 30,     March 31,    December 31,  September 30,
YIELD INFORMATION                                           2005           2005          2005          2004          2004
                                                         ----------     ----------    ----------    ----------    ----------
Yield on loans                                               6.71%         6.47%         6.26%         6.05%         5.82%
Yield on securities - tax equivalent (1)                     4.72%         5.06%         4.94%         4.72%         5.15%
Yield on other earning assets                                3.84%         3.33%         2.80%         2.30%         1.99%
   Yield on all interest earning assets                      6.47%         6.25%         6.08%         5.86%         5.71%

Rate on interest bearing deposits                            2.35%         2.09%         1.86%         1.65%         1.49%
Rate on other interest bearing liabilities                   5.22%         5.27%         4.92%         3.87%         3.37%
   Rate on all interest bearing liabilities                  2.53%         2.27%         2.04%         1.80%         1.65%

        Interest rate spread - tax equivalent (1)            3.94%         3.98%         4.04%         4.06%         4.06%
        Net interest  margin - tax equivalent (2)            4.32%         4.31%         4.33%         4.32%         4.28%

        Average prime rate                                   6.42%         5.91%         5.44%         4.94%         4.41%

-------------------------------------------------------------------------------------------------------------------------------
(1)   See  footnote  1  on  page  1  of  Financial  Summary  for  discussion  of tax-equivalent adjustments.
(2)   Calculated by dividing  annualized tax  equivalent net interest  income by average  earning  assets  for  the  period.  See  footnote  1 on page 1 of
      Financial Summary for discussion of tax-equivalent adjustments.
===============================================================================================================================

                                                    September 30,   June 30,       March 31,    December 31,   September 30,
ASSET QUALITY DATA ($ in thousands)                     2005          2005           2005           2004           2004
                                                      --------      --------       --------       --------       --------
Nonaccrual loans                                      $  3,330         3,806          4,249          3,707          3,637
Restructured loans                                          14            15             15             17             18
Accruing loans > 90 days past due                           --            --             --             --             --
                                                      --------      --------       --------       --------       --------
     Total nonperforming loans                           3,344         3,821          4,264          3,724          3,655
Other real estate                                        2,023         2,520          2,401          1,470          1,877
                                                      --------      --------       --------       --------       --------
     Total nonperforming assets                       $  5,367         6,341          6,665          5,194          5,532
                                                      ========      ========       ========       ========       ========
Net charge-offs to average loans - annualized            0.12%         0.08%          0.07%          0.14%          0.22%
Nonperforming loans to total loans                       0.23%         0.27%          0.31%          0.27%          0.27%
Nonperforming assets to total assets                     0.31%         0.36%          0.40%          0.32%          0.34%
Allowance for loan losses to total loans                 1.10%         1.10%          1.08%          1.08%          1.07%

==============================================================================================================================